Exhibit No. 99

News Release Media Line: 410 470-7433 www.constellation.com

	Constellation Energy Nuclear Group Constellation Energy Commodities Group Constellation Energy Control & Dispatch Group Constellation Energy Projects & Services Group	Constellation NewEnergy Baltimore Gas and Electric Company BGE Home

Media Contacts:

Robert L. Gould

Debra Larsson

Diana L. Hayden

410 470-7433

Investor Contacts:	Kevin Hadlock
410 470-3647
Janet Mosher
410 470-1884

Constellation Energy Reports Third Quarter 2008 Results

Provides Update on Steps Taken to Increase Liquidity

BALTIMORE, Nov. 6, 2008 - Constellation Energy (NYSE: CEG) today reported adjusted earnings of $0.76 per share for the third quarter of 2008, compared to $1.45 adjusted earnings per share (EPS) earned in the same period last year.  Adjusted earnings exclude the impact of special items.  On a Generally Accepted Accounting Principles (GAAP) basis, the company reported a net loss of $1.27 per share in the third quarter of 2008, compared to earnings of $1.38 per share in the same period last year.

Constellation Energy also provided an update on the series of steps it has taken to increase liquidity.  The company anticipates closing on approximately $1.2 billion of the previously announced credit facility as early as next week. The company announced that its pending merger partner, MidAmerican Energy Holdings Company, has committed to provide Constellation Energy up to $350 million of additional liquidity resources, which follows the $1 billion cash investment in Constellation Energy in conjunction with the companies’ Sep. 19, 2008, merger agreement. In addition to the previously announced intention to divest its upstream gas assets and international coal and freight businesses, the company said that it also intends to sell its Houston-based downstream gas trading operations. The combined impact of these divestitures, if completed, would be expected to generate an improvement in liquidity of $1.0 billion to $1.5 billion through the return of collateral.

“During the past several months, we have been focused on reducing risk and the overall collateral requirements of our Merchant segment,” said Mayo A. Shattuck III, chairman, president and chief executive officer of Constellation Energy. “We are taking active steps to adjust to a new business environment marked by declining prices, illiquid markets and scarce credit. Since the merger announcement, we have emphasized the need to reduce earnings at risk and decrease our exposure to incremental collateral posting. We have substantially reduced our economic exposure to directional commodity price risk by reducing position size and overall length of our portfolio. These activities have affected our third quarter results, particularly late in the quarter, and will continue to influence earnings in the fourth quarter. We expect to continue to actively reduce near-term cash flow risk in our business, which may be at the expense of near-term earnings.

“A primary goal is to position Constellation Energy to earn reasonable risk adjusted returns on capital while reducing earnings risk and variability. Longer term, we are targeting a reduction in our capital consumption consistent with our current long-term bank facilities. The immediate actions we’ve taken to improve liquidity, combined with the anticipated divestitures, would represent significant progress toward achieving that goal,” said Shattuck.

The following table summarizes adjusted earnings per share and earnings per share reported in accordance with GAAP for the company’s business segments and provides a reconciliation to total company reported earnings.

	Three Months Ended September 30,
	2008			2007
	Reported			Reported
	GAAP	Adjusted		GAAP	Adjusted
	EPS*	EPS		EPS*	EPS
EARNINGS (LOSS) PER COMMON SHARE
Baltimore Gas and Electric	$0.11	$0.16	(1)	$0.14	$0.14
Merchant Energy	(1.38)	0.59	(2)	1.23	1.31	(4)
Other Nonregulated	—	0.01	(3)	—	—
Diluted (Loss) Earnings Per Share from Continuing Operations	(1.27)	0.76		1.37	1.45
Income from Discontinued Operations Assuming Dilution	—	—		0.01	—
Diluted (Loss) Earnings Per Share	$(1.27)	$0.76		$1.38	$1.45

* Unaudited.

GAAP EPS was adjusted by the following amounts to calculate Adjusted EPS

(1) Addition of merger and strategic alternatives costs of $0.06 per share and subtraction of effective tax rate impact related to Maryland settlement agreement of $0.01 per share.

(2) Addition of impairments and other costs of $1.76 per share, addition of net write-down of SO2 and NOx inventory of $0.13 per share, addition of merger and strategic alternatives costs of $0.14 per share, and addition for workforce reduction costs of $0.01 per share.  Subtraction of mark-to-market gains on certain non-qualifying hedges of $0.07 per share.

(3) Addition of merger and strategic alternatives costs of $0.01 per share.

(4) Addition of losses from our synthetic fuel processing facilities of $0.09 per share.  Subtraction of mark-to-market gains on certain non-qualifying hedges of $0.01 per share.

	Nine Months Ended September 30,
	2008			2007
	Reported			Reported
	GAAP	Adjusted		GAAP	Adjusted
	EPS*	EPS		EPS*	EPS
EARNINGS (LOSS) PER COMMON SHARE
Baltimore Gas and Electric	$(0.08)	$0.61	(1)	$0.57	$0.57
Merchant Energy	0.59	2.91	(2)	2.47	2.49	(4)
Other Nonregulated	—	0.01	(3)	0.05	0.05
Diluted Earnings Per Share from Continuing Operations	0.51	3.53		3.09	3.11
Income (Loss) from Discontinued Operations Assuming Dilution	—	—		(0.01)	—
Diluted Earnings Per Share	$0.51	$3.53		$3.08	$3.11

* Unaudited.

GAAP EPS was adjusted by the following amounts to calculate Adjusted EPS

(1) Addition of earnings impact related to the Maryland settlement agreement of $0.69 per share and addition of merger and strategic alternatives costs of $0.06 per share.  Subtraction of effective tax rate impact related to Maryland settlement agreement of $0.06 per share.

(2) Addition of impairments and other costs of $1.74 per share, addition of net write-down of SO2 and NOx inventory of $0.13 per share, addition of mark-to-market losses on certain non-qualifying hedges of $0.32 per share, addition of merger and strategic alternatives costs of $0.14 per share, and addition for workforce reduction costs of $0.01 per share.  Subtraction of earnings from our synthetic fuel processing facilities of $0.02 per share.

(3) Addition of merger and strategic alternatives costs of $0.01 per share.

(4) Addition of impairments and other costs of $0.06 per share, addition of mark-to-market losses on certain non-qualifying hedges of $0.03 per share, and addition for workforce reduction costs of $0.01 per share.  Subtraction of earnings from our synthetic fuel processing facilities of $0.08 per share.

Baltimore Gas and Electric

BGE reported adjusted earnings of 16 cents per share in the third quarter of 2008, up 2 cents per share over third quarter 2007 adjusted EPS. The increase in the third quarter adjusted EPS was primarily due to benefits from the Maryland settlement, partially offset by higher bad debt and interest expenses.

Merchant

On an adjusted basis, the Merchant segment earned 59 cents per share during the third quarter of 2008, down 72 cents per share from the third quarter last year.  Generation was up 39 cents primarily due to higher energy and capacity pricing. Global Commodities was down $1.08 per share, driven by lower new business results in Portfolio Management and Trading.  Customer Supply results were down by 7 cents per share, primarily driven by unfavorable mark-to-market results in retail gas, and lower rates and volume at retail power, partially offset by strong performance at wholesale power due to favorable variable load risk. Third quarter 2008 results were up 4 cents per share versus the same period last year driven by other items, primarily lower operating costs, partially offset by higher interest expense.

Financial Statements

The September 30, 2008, financial statements and supplemental information are attached.

Adjusted Earnings

Constellation Energy presents adjusted earnings per share (adjusted EPS) in addition to its reported earnings per share in accordance with Generally Accepted Accounting Principles (reported GAAP EPS). Adjusted EPS is a non-GAAP financial measure that differs from reported GAAP EPS because it excludes the cumulative effects of changes in accounting principles, discontinued operations, special items (which we define as significant items that are not related to our ongoing, underlying business or which distort comparability of results) included in operations, the impact of certain economic, non-qualifying hedges and synfuel earnings. The mark-to-market impact of these hedges is significant to reported results, but economically neutral to the company in that offsetting gains or losses on underlying accrual positions will be recognized in the future. Synfuel earnings have been excluded due to the potential for oil-price volatility to result in a difficult-to-forecast phase-out of tax credits.

We present adjusted EPS because we believe that it is appropriate for investors to consider results excluding these items in addition to our results in accordance with GAAP. We believe such a measure provides a picture of our results that is more comparable among periods since it excludes the impact of items such as workforce reduction costs or gains and losses on the sale of assets, which may recur occasionally, but tend to be irregular as to timing, thereby distorting comparisons between periods. However, investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item or an economic, non-qualifying hedge to be excluded from adjusted earnings). This non-GAAP measure is also used to evaluate management’s performance and for compensation purposes.

Constellation Energy also provides its earnings guidance in terms of adjusted EPS. Constellation Energy is unable to reconcile its guidance to GAAP earnings per share because we do not predict the future impact of special items, economic, non-qualifying hedges and synfuel results due to the difficulty of doing so. The impact of special items, economic, non-qualifying hedges and synfuel results could be material to our operating results computed in accordance with GAAP.  We note that such information is not in accordance with GAAP and should not be viewed as a substitute to GAAP information.

SEC Filings

The company plans to file its Form 10-Q for the three months ended September 30, 2008, on or about November 10, 2008.

Forward-Looking Statements and Additional Information

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These include statements regarding expectations about our liquidity requirements, the prospects for and anticipated benefits of our strategic initiatives, the anticipated size of the new credit facility, and the amount of additional liquidity anticipated from other arrangements being explored.  These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors (including continued volatility in the credit, commodities and equity markets) that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This communication is not a solicitation of a proxy from any security holder of Constellation Energy in connection with the proposed merger transaction involving Constellation Energy and MidAmerican Energy Holdings Company. In connection with the proposed transaction, Constellation Energy has filed with the Securities and Exchange Commission a preliminary proxy statement and will mail a definitive proxy statement to its shareholders. Shareholders are encouraged to read the definitive proxy statement regarding the proposed transaction when it becomes available because it will contain important information. Shareholders will be able to obtain a free copy of the proxy statement, as well as other filings made by Constellation Energy regarding Constellation Energy, MidAmerican Energy Holdings Company and the proposed transaction, without charge, at the Securities and Exchange Commission’s Web site (http://www.sec.gov). These materials also can be obtained, when available, without charge, by directing a request to Constellation Energy per the investor relations contact information above.

Constellation Energy, MidAmerican Energy Holdings Company and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Constellation Energy’s directors and executive officers is available in Constellation Energy’s Annual Report on Form 10-K for the year ended December 31, 2007 and Constellation Energy’s notice of annual meeting and proxy statement for its most recent annual meeting, which were filed with the Securities and Exchange Commission on February 27, 2008, and April 29, 2008, respectively. Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the preliminary proxy statement and other relevant materials filed or to be filed with the Securities and Exchange Commission.

Conference Call November 6, 2008

Constellation Energy will host a conference call at 8:30 a.m. (EST) on Thursday, Nov. 6, 2008, to review the results.  To participate, analysts, investors, media and the public in the U.S. may dial (888) 455-2894 shortly before 8:30 a.m. The international phone number is (773) 681-5899. The conference password is ENERGY. A replay will be available approximately one hour after the end of the call by dialing (800) 583-8095 or (203) 369-3815 (international).

A live audio webcast of the conference call, presentation slides and the earnings press release will be available on the Investor Relations page of Constellation Energy’s Web site (http://www.constellation.com). A webcast replay, as well as a replay in downloadable MP3 format, will also be available on the site shortly after the completion of the call. The call will also be recorded and archived on the site.

Constellation Energy (http://www.constellation.com), a FORTUNE 125 company with 2007 revenues of $21 billion, is the nation’s largest competitive supplier of electricity to large commercial and industrial customers and the nation’s largest wholesale power seller. Constellation Energy also manages fuels and energy services on behalf of energy intensive industries and utilities. It owns a diversified fleet of 83 generating units located throughout the United States, totaling approximately 9,000 megawatts of generating capacity. The company delivers electricity and natural gas through the Baltimore Gas and Electric Company (BGE), its regulated utility in Central Maryland.

Addendum – Amounts Excluded from Adjusted EPS

Non-qualifying Hedges – after-tax gain of $12.0 million, or $0.07 per share

During the third quarter of 2008, we recognized a $12.0 million after-tax gain related to certain non-qualifying hedges of gas transportation rights, international freight contracts, and gas storage contracts, which are economic hedges that do not meet the criteria or are not designated for cash-flow hedge accounting under FAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, and thus are required to be marked-to-market. This mark-to-market gain is essentially a timing difference that is expected to be offset as we realize the related accrual contracts in cash in future periods.

Impairments and Other Costs – after-tax charge of $(314.1) million, or $(1.76) per share

During the third quarter of 2008, we recorded several impairments as follows:

	After-Tax Loss	Per Share
	($ millions)
Merchant energy segment goodwill	$(169.1)	$(0.94)
Upstream natural gas properties	(86.6)	(0.49)
Equity in Constellation Energy Partners, LLC (CEP)	(34.2)	(0.19)
Nuclear decommissioning trust investments	(15.3)	(0.09)
Other costs	(8.9)	(0.05)
Total impairments and other costs	$(314.1)	$(1.76)

•                  Merchant segment goodwill – In connection with our annual review of goodwill for potential impairment, which occurs in the third quarter of each year, and in light of the continued trading of Constellation Energy’s common stock at a price less than carrying value for the entire company, we determined that the fair value of our merchant energy segment was below carrying value. Therefore, in accordance with SFAS No. 142 Goodwill and Other Intangible Assets, we recorded a $(169.1) million after-tax charge related to the impairment of all of our merchant energy segment goodwill.

•                  Upstream gas properties – As a result of the decline in market prices for natural gas and oil during the third quarter combined with our expectation that we will sell these properties rather than hold them for their full useful lives, we recorded an $(86.6) million after-tax impairment charge for three of our seven upstream natural gas properties.

•                  Equity in CEP – We recorded a $(34.2) million after-tax impairment related to our equity method investment in CEP based on a decline in the value of CEP’s ownership units that we considered to be other-than-temporary.

•                  Nuclear decommissioning trust investments – For securities held in our nuclear decommissioning trust funds, declines in fair value below book value are considered other-than-temporary and we write-down those securities to fair value immediately.  As a result of significant declines in the stock market during the third quarter of 2008, the fair value of several of the securities held in our nuclear decommissioning trust funds declined below book value and we recorded a $(15.3) million after-tax impairment charge.

•                  Other costs – In October 2008, we entered into an agreement to settle a class action complaint that alleged a subsidiary’s ash placement operations at a third party site damaged surrounding properties.  As a result of this agreement, we accrued an estimated $(8.9) million after-tax charge for this matter (net of expected insurance recovery).

Allowance Inventory Write-Down – net after-tax charge of $(22.8) million, or $(0.13) per share

On July 11, 2008, the United States Court of Appeals for the D.C. Circuit issued an opinion vacating the Clean Air Interstate Rule (CAIR).  Due to the ongoing uncertainty caused by this court decision, market prices for SO2 and annual NOx allowances declined.  Therefore, during the third quarter we recorded a write-down of our SO2 and NOx emission allowance inventory totaling $(36.7) million after-tax to reflect market prices at September 30, 2008.  This write-down was partially offset by a $13.9 million after-tax gain on derivative contracts for the forward sale of emission allowances.  This gain reflected the impact of lower market prices on the value of those derivative contracts.

Merger and Strategic Alternatives Costs – after-tax charge of $(37.3) million, or $(0.21) per share

In the third quarter of 2008, we recorded a $(37.3) million after-tax charge relating to costs associated with our pending merger, including a payment of $25 million pre-tax to MidAmerican, and costs relating to our pursuit of other strategic alternatives to the merger with MidAmerican.  We expect to incur additional expenses in 2008 and 2009 in connection with our pending merger.

Workforce Reduction Costs - after-tax charge of $(1.6) million, or $(0.01) per share

In September 2008, we approved a restructuring of our merchant energy segment’s retail customer supply workforce involving the elimination of approximately 100 positions.  In connection with this, we recognized a charge of $(1.6) million after-tax for severance and other benefits under our existing benefit programs.

Effective Tax Rate Impact:  Maryland Settlement – after-tax benefit of $2.1 million, or $0.01 per share

In April 2008, BGE accrued approximately $188 million pre-tax for the $170 per residential electric customer credit provided for in the settlement agreement with the State of Maryland and the Maryland Public Service Commission. These credits were applied to BGE customer bills during the third quarter of 2008. As a result of the $188 million charge, BGE’s 2008 effective tax rate will be reduced.  Pursuant to Accounting Principles Board (APB) Opinion No. 28, Interim Financial Reporting, and FASB Interpretation FIN 18, Accounting for Income Taxes in Interim Periods an Interpretation of APB Opinion No. 28, we record quarterly income tax expense based on an estimate of the full-year 2008 effective tax rate, which will be reduced by these credits.  We have excluded this reduction to income tax expense from BGE’s adjusted quarterly earnings to be consistent with how we treated the $188 million non-recurring charge during the second quarter of 2008.

###

Constellation Energy Group and Subsidiaries

Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In Millions, Except Per Share Amounts)
Revenues
Nonregulated revenues	$4,351.0	$4,965.4	$12,187.2	$13,332.1
Regulated electric revenues	822.3	778.2	1,980.3	1,837.3
Regulated gas revenues	150.3	112.8	724.4	674.4
Total revenues	5,323.6	5,856.4	14,891.9	15,843.8

Expenses
Fuel and purchased energy expenses	4,318.0	4,549.7	11,620.5	12,451.6
Operating expenses	482.9	653.6	1,784.5	1,802.7
Impairments and other costs	477.1	—	477.1	20.2
Merger and strategic alternatives costs	39.2	—	39.2	—
Workforce reduction costs	2.2	—	2.2	2.3
Depreciation, depletion, and amortization	134.3	138.3	424.5	413.5
Accretion of asset retirement obligations	17.2	16.0	50.8	51.9
Taxes other than income taxes	81.1	73.7	227.0	219.7
Total expenses	5,552.0	5,431.3	14,625.8	14,961.9
Gains on Sales of Upstream Gas Assets	—	—	91.5	—
(Loss) Income from Operations	(228.4)	425.1	357.6	881.9
Gain on Sale of Subsidiary Equity - CEP	—	39.2	—	52.1
Other (Expense) Income	(16.1)	29.1	41.3	116.7
Fixed Charges
Interest expense	100.0	80.3	252.3	231.7
Interest capitalized and allowance for borrowed funds used during construction	(10.5)	(5.2)	(26.2)	(13.6)
BGE preference stock dividends	3.3	3.3	9.9	9.9
Total fixed charges	92.8	78.4	236.0	228.0
(Loss) Income from Continuing Operations Before Income Taxes	(337.3)	415.0	162.9	822.7
Income Tax (Benefit) Expense	(111.6)	164.3	71.4	258.4
(Loss) Income from Continuing Operations	(225.7)	250.7	91.5	564.3
Income (Loss) from discontinued operations, net of income taxes of $0.7 and $1.5	—	0.7	—	(0.9)
Net (Loss) Income	$(225.7)	$251.4	$91.5	$563.4
(Loss) Earnings Applicable to Common Stock	$(225.7)	$251.4	$91.5	$563.4
Average Shares of Common Stock Outstanding - Basic	178.4	180.5	178.3	180.5
Average Shares of Common Stock Outstanding - Diluted	179.5	182.8	180.0	182.8
(Loss) Earnings Per Common Share from Continuing Operations - Basic	$(1.27)	$1.39	$0.51	$3.13
Loss from discontinued operations - Basic	—	—	—	(0.01)
(Loss) Earnings Per Common Share - Basic	$(1.27)	$1.39	$0.51	$3.12
(Loss) Earnings Per Common Share from Continuing Operations - Diluted	$(1.27)	$1.37	$0.51	$3.09
Earnings (Loss) from discontinued operations - Diluted	—	0.01	—	(0.01)
(Loss) Earnings Per Common Share - Diluted	$(1.27)	$1.38	$0.51	$3.08

Constellation Energy Group and Subsidiaries

Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2008	2007
	(In Millions)
ASSETS
Current Assets
Cash and cash equivalents	$1,434.0	$1,095.9
Accounts receivable (net of allowance for uncollectibles of $162.0 and $44.9, respectively)	4,041.7	4,289.5
Fuel stocks	912.9	591.3
Materials and supplies	227.9	207.5
Derivative assets	1,604.7	760.6
Unamortized energy contract assets	67.0	32.0
Deferred income taxes	—	300.7
Other	727.7	408.1
Total current assets	9,015.9	7,685.6
Investments And Other Assets
Nuclear decommissioning trust funds	1,168.6	1,330.8
Other investments	475.4	542.2
Regulatory assets (net)	511.9	576.2
Goodwill	7.5	261.3
Derivative assets	1,006.0	1,030.2
Unamortized energy contract assets	160.8	178.3
Other	397.8	370.6
Total investments and other assets	3,728.0	4,289.6
Property, Plant And Equipment
Nonregulated property, plant and equipment	8,875.3	8,087.0
Regulated property, plant and equipment	6,325.6	6,051.2
Nuclear fuel (net of amortization)	395.5	374.3
Accumulated depreciation	(4,986.6)	(4,745.4)
Net property, plant and equipment	10,609.8	9,767.1
Total Assets	$23,353.7	$21,742.3
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings	$1,249.5	$14.0
Current portion of long-term debt	644.2	380.6
Accounts payable and accrued liabilities	2,650.5	2,630.1
Customer deposits and collateral	127.8	146.6
Derivative liabilities	1,115.8	1,134.3
Unamortized energy contract liabilities	390.6	392.2
Deferred income taxes	42.3	—
Accrued expenses and other	697.0	956.0
Total current liabilities	6,917.7	5,653.8
Deferred Credits And Other Liabilities
Deferred income taxes	1,061.4	1,588.5
Asset retirement obligations	970.6	917.6
Derivative liabilities	1,171.1	1,118.9
Unamortized energy contract liabilities	984.7	1,218.6
Defined benefit obligations	781.2	828.6
Deferred investment tax credits	45.7	50.5
Other	150.5	155.9
Total deferred credits and other liabilities	5,165.2	5,878.6
Long-Term Debt
Long-term debt of nonregulated businesses	4,541.1	2,830.8
Long-term debt of BGE	1,508.0	1,334.2
Rate stabilization securitization bonds of BGE	590.0	623.2
6.20% deferrable interest subordinated debentures due October 15, 2043 to BGE wholly owned BGE Capital Trust II relating to trust preferred securities	257.7	257.7
Unamortized discount and premium	(50.8)	(4.8)
Current portion of long-term debt	(644.2)	(380.6)
Total long-term debt	6,201.8	4,660.5
Minority Interests	20.4	19.2
BGE Preference Stock Not Subject To Mandatory Redemption	190.0	190.0
Common Shareholders’ Equity
Common stock	2,586.7	2,513.3
Retained earnings	3,720.2	3,919.5
Accumulated other comprehensive loss	(1,448.3)	(1,092.6)
Total common shareholders’ equity	4,858.6	5,340.2
Total Liabilities And Equity	$23,353.7	$21,742.3

Certain prior-period amounts have been reclassified to conform with the current period’s presentation.

Constellation Energy Group and Subsidiaries

Merchant Energy Operating Statistics (Unaudited)

	Nine Months Ended September 30,
				Hydro &
	Nuclear	Coal	Oil & Gas	Renewables	Other	Total
Generation by Fuel Type (%)
2008	62.1	33.7	0.4	2.3	1.5	100.0
2007	60.2	35.3	1.1	1.9	1.5	100.0

Thousands of MWH
2008	23,794	12,917	170	884	575	38,340
2007	23,419	13,730	440	747	540	38,876

Utility Operating Statistics (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

ELECTRIC
Revenues(In Millions)
Residential	$518.6	$513.4	$1,240.9	$1,124.8
Commercial
Excluding Delivery Service Only	198.2	166.1	453.6	443.0
Delivery Service Only	61.2	57.8	168.6	160.9
Industrial
Excluding Delivery Service Only	10.6	9.5	24.2	24.1
Delivery Service Only	7.3	7.1	21.1	20.7
System Sales	795.9	753.9	1,908.4	1,773.5
Other	26.5	24.3	72.1	63.8
Total	$822.4	$778.2	$1,980.5	$1,837.3
Distribution Volumes (In Thousands) - MWH
Residential	3,467	3,766	9,978	10,497
Commercial
Excluding Delivery Service Only	1,162	1,183	3,008	3,303
Delivery Service Only	3,227	3,234	8,869	8,950
Industrial
Excluding Delivery Service Only	73	77	186	215
Delivery Service Only	797	833	2,345	2,373
Total	8,726	9,093	24,386	25,338
GAS
Revenues (In Millions)
Residential
Excluding Delivery Service Only	$57.8	$47.5	$385.0	$390.5
Delivery Service Only	2.7	2.7	13.4	13.6
Commercial
Excluding Delivery Service Only	18.6	15.1	117.6	114.3
Delivery Service Only	8.4	7.2	33.1	30.0
Industrial
Excluding Delivery Service Only	0.7	0.6	5.8	5.8
Delivery Service Only	3.8	4.3	11.7	12.8
System Sales	92.0	77.4	566.6	567.0
Off-System Sales	62.1	39.7	166.5	115.2
Other	1.4	1.6	6.9	6.6
Total	$155.5	$118.7	$740.0	$688.8
Distribution Volumes (In Thousands) - DTH
Residential
Excluding Delivery Service Only	2,468	2,496	24,631	27,403
Delivery Service Only	252	251	2,647	3,012
Commercial
Excluding Delivery Service Only	1,073	1,184	8,773	9,363
Delivery Service Only	5,111	5,850	21,739	22,865
Industrial
Excluding Delivery Service Only	42	45	468	491
Delivery Service Only	4,532	4,300	14,050	12,701
System Sales	13,478	14,126	72,308	75,835
Off-System Sales	5,371	5,952	14,791	14,697
Total	18,849	20,078	87,099	90,532

Utility operating statistics do not reflect the elimination of intercompany transactions.

Heating/Cooling Degree Days (Calendar-Month Basis)

Heating Degree Days	- Actual	60	61	2,899	3,061
	- Normal	83	84	3,083	3,055
Cooling Degree Days	- Actual	523	593	761	851
	- Normal	589	585	827	823

Constellation Energy Group and Subsidiaries

Supplemental Financial Statistics (Unaudited)

	Nine Months Ended
	September 30,
	2008	2007

Effective Tax Rate	41.3%	31.0%

Equity Investment In Nonregulated Businesses – End of Period (In Millions)	$3,398.7	$3,589.5

Equity Investment In Regulated Business – End of Period (In Millions)	$1,459.9	$1,677.1

Common Stock Data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Common Stock Dividends - Per Share
—Declared	$0.4775	$0.4350	$1.4325	$1.3050
—Paid	$0.4775	$0.4350	$1.3900	$1.2475

Shares Outstanding–End of Period (In Millions)	178.4	180.6	178.4	180.6

Book Value per Share–End of Period	$27.23	$29.16	$27.23	$29.16